Exhibit 99.1

News Release

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

ALAMEDA, CA – May 6, 2009 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $45.7 million for the first quarter of 2009 that ended March 28, 2009, compared to $39.5 million in the prior year quarter that ended March 31, 2008. For the first quarter of 2009, Celera reported a net loss of $1.4 million, or $0.02 per share, compared to a net loss of $7.4 million, or $0.09 per share, for the prior year quarter. Results for both periods included items that affected the comparability of results. A breakdown of these items is listed in the reconciliation table below. These items increased the net loss for the first quarter of 2009 by $2.0 million. Net income on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $0.6 million, or $0.01 per share, for the first quarter of 2009, compared to a net loss of $0.9 million, or $0.01 per share, for the prior year quarter.

“We’re pleased with the overall financial performance of the business during the first quarter,” said Kathy Ordoñez, Chief Executive Officer of Celera. “We’ve also recently made progress in advancing our internal discoveries, and acquired access to externally-derived technology, which we expect to move to market in the coming year as we further our commitment to be a leading provider of genetic tests used routinely in personalizing disease management.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through Berkeley HeartLab, or BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the first quarter of 2009 was as follows:

•

Lab Services revenue was $28.5 million compared to $22.3 million in the prior year quarter, primarily due to increased test volumes and the broad scale launch of the blood-based KIF6 test in July 2008;

•

Products revenue was $10.4 million compared to $9.3 million in the prior year quarter. Revenue for the first quarter of 2009 was primarily from sales of Celera-manufactured products and royalties from sales of RealTime™ assays used on the m2000™ system from Abbott; and,

•

Corporate revenue was $6.8 million compared to $7.9 million in the prior year quarter. The reduction in revenue in the first quarter of 2009 was due to the completion of payments by a licensee in addition to reduced royalty revenue received from another licensee, both of which were partially offset by $2.3 million from two new real-time licenses.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

•

SG&A expenses for the first quarter of 2009 were $25.3 million, or 55.4% of revenues, compared to $21.3 million, or 53.9% of revenues, in the prior year quarter. Of the increase in SG&A in the first quarter of 2009, $1.7 million was primarily due to costs associated with the expansion of sales efforts, and $2.3 million was due to increased allowance for doubtful accounts. Excluding the allowance for doubtful accounts, SG&A expenses for the first quarter of 2009 were $20.2 million, or 44.2% of revenues, compared to $18.5 million, or 46.8% of revenues in the prior year quarter.

•

In the first quarter of 2009, allowance for doubtful accounts was $5.1 million, or 11.2% of revenues, and days sales outstanding were 98. This compares with allowance for doubtful accounts of $5.9 million, or 12.5% of revenues, and DSO of 92 in the fourth quarter of 2008, which included a $1.0 million charge for a billing dispute with a contractual payor.

•

R&D expenses for the first quarter of 2009 were $7.7 million, compared to $10.2 million in the prior year quarter, and decreased as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments, and the termination of the strategic alliance with Abbott.

•	The tax benefit of $1.0 million in the first quarter of 2009 relates primarily to new California apportionment laws that were enacted during the quarter and R&D tax credits.

•	At March 28, 2009, Celera’s cash and short-term investments were approximately $321 million, compared to approximately $316 million at December 27, 2008.

Business and Scientific Developments

•	Business Developments

•	In April, BHL entered into a contract with a major out-of-network payor for BHL’s test services in a state where BHL does a large volume of its testing.

•

Also in April, Celera entered into separate patent license agreements with deCODE genetics and Perlegen Sciences, providing the Company access to genetic markers in cardiovascular and metabolic diseases in support of its strategy to be a leader in genetic testing for cardiovascular disease management.

•

In January, Life Technologies granted licenses to two life science companies under its patents relating to real-time technology in the human in vitro diagnostics field. Under our agreement with Applied Biosystems (now Life Technologies), revenues from these third-party licenses are shared between us and Applied Biosystems (now Life Technologies). Accordingly, Celera recorded $2.3 million of revenue in the first quarter of 2009 and expects to record a further $6.0 million in license fees over the four quarters ending April 3, 2010.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

•	Scientific Developments

•

In April, Celera presented data at the AHA’s 2009 ATVB Conference describing that among non-users of aspirin, those individuals who carry an LPA gene variant were at increased risk of coronary heart disease, compared with noncarriers, and that aspirin use attenuated this increased risk.

•

Also in April, Celera presented data at the 100th annual AACR Conference that described a novel mass spectrometry-based approach to identify and validate circulating protein biomarkers that detect non-small cell lung cancer. A key outcome of the study was the assembly of an immunoassay test for a panel of 6 biomarkers that detected lung cancer with 94% sensitivity and 93% specificity in a blinded analysis.

•

In March, Celera presented data at ACMG supporting the suitability of its prototype Fragile X assay for population screening. The assay was found to be rapid and precise with 100% concordance with existing analyses and with minimal “hands-on” time.

•

Also in March, Celera presented data at AHA demonstrating the association of increased risk for heart attack in KIF6 carriers in a Hispanic population from Costa Rica. This new study expands the number of populations where KIF6 has been shown to predict increased risk of a coronary event.

•	Management Changes

•	In April, Celera appointed Ugo DeBlasi as Chief Financial Officer.

•

Also in April, Celera appointed H. Robert Superko, M.D., to the newly created position of Vice President, Chief Medical Affairs, effective June 1. In this role, Dr. Superko is expected to provide medical leadership for Celera’s cardiovascular products and services through oversight of education programs and participation in relevant medical associations, professional societies and groups responsible for the establishment of guidelines regarding the adoption of new diagnostics.

•

Also in April, Celera appointed Abbas Faiq as Chief Information Officer. In this role, Mr. Faiq is expected to lead Celera’s IT and systems infrastructure to improve efficiencies within the business, including systems and processes with respect to billing and collections at BHL.

Outlook for 2009

Celera anticipates that its 2009 financial performance could be affected by various factors, including uncertainty in the global economy and its potential impact on the healthcare system. Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2009:

•	Total revenues are anticipated to be $192 - $202 million and gross margin, as a percentage of revenue, is anticipated to be 66 - 70%.

•	SG&A expenses are anticipated to be $102 - $112 million and R&D expenses are anticipated to be $30 - $36 million.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

•

Celera expects to take pre-tax restructuring charges of approximately $1.1 million over the next two quarters of fiscal 2009 associated with the closure of its Rockville, MD facility. Total cash outlays related to this closure are expected to be approximately $1.4 million.

•

Celera anticipates mid-single digit EPS on a non-GAAP basis for 2009, and expects to be at, or slightly below, breakeven on a non-GAAP basis in the second quarter. Due to declining interest rates, interest income is expected to be lower than the prior year.

•

Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $10 million. The Company expects non-cash interest income of $0.9 million, which is excluded in the determination of non-GAAP earnings per share, associated with the accounting for the repayment of Celera’s investment in the Abbott alliance.

•

The total pre-tax impact of expense associated with equity awards under FAS 123R is expected to be approximately $4.6 million, which represents approximately $0.06 per share included in the determination of Celera’s non-GAAP EPS.

The comments in the “Outlook for 2009” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: non-cash interest income associated with the termination of the Abbott strategic alliance agreement; restructuring and employee-related charges, including severance expenses; amortization of purchased intangible assets; the tax effect of these items; and discrete tax items including the impact of rate changes. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

Financial Information

The information provided in this release includes historical financial information for the three months ended March 31, 2008, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Life Technologies, Inc.) and reported as a business segment of Applera Corporation.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (866) 510-0676, or (617) 597-5361 for international callers, and enter passcode 62798924 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on May 6 until May 20, 2009. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 15169117.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2009” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the biotechnology and healthcare industries is intense and evolving and our product candidates may never result in a commercialized product; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Applied Biosystems (now Life Technologies) following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) we may experience increased costs resulting from our operation as an independent entity following our split-off from Applied Biosystems (now Life Technologies); (12) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (13) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (14) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (15) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (16) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (17) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; and (18) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to develop our products or business. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our transition report on Form 10-KT. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2009. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	March 28, 2009	March 31, 2008
Net revenues	$45.7	$39.5
Cost of sales	14.0	13.2

Gross margin	31.7	26.3
Selling, general and administrative	25.3	21.3
Research and development	7.7	10.2
Amortization of purchased intangible assets	2.5	2.5
Employee-related charges, asset impairments and other	0.7	3.9
Legal settlement	—	(1.1)

Operating loss	(4.5)	(10.5)
Loss on investments	—	(3.1)
Interest income, net	2.1	3.5
Other income, net	—	0.1

Loss before income taxes	(2.4)	(10.0)
Benefit for income taxes	1.0	2.6

Net loss	$(1.4)	$(7.4)

Net loss per share
Basic and diluted	$(0.02)	$(0.09)
Weighted average number of common shares
Basic and diluted	81,737,000	79,634,000 (ii)

(i)	Prior to July 1, 2008, Celera was a reportable segment of Applera Corporation (now Life Technologies, Inc.). The statement of operations for the three months ended March 31, 2008 was prepared on a combined basis and included in Applera's consolidating financial information. The statement of operations for the three months ended March 28, 2009 reflects the consolidated results of Celera Corporation following the completion of the split-off from Applera on July 1, 2008.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three months ended March 31, 2008.

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended		Change
	March 28, 2009	March 31, 2008
Lab Services	$28.5	$22.3	28%
% of total revenues	62%	56%
Products	10.4	9.3	12%
% of total revenues	23%	24%
Corporate	6.8	7.9	(14%)
% of total revenues	15%	20%

Total revenue	$45.7	$39.5	16%

CELERA CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	March 28, 2009	March 31, 2008
GAAP loss before income taxes	$(2.4)	$(10.0)
Amortization of purchased intangible assets	2.5	2.5
Employee related charges, asset impairments and other	0.7	3.9
Legal settlement	—	(1.1)
Loss on investments	—	3.1
Non-cash interest income	(0.2)	—

Non-GAAP income (loss) before income taxes	$0.6	$(1.6)

GAAP benefit for income taxes	$1.0	$2.6
Tax effect of the reconciling items above	(0.1)	(2.6)
Effect of state tax rate change	(0.9)	—
Tax effect of R&D tax credits	—	0.7

Non-GAAP benefit for income taxes	$—	$0.7

GAAP net loss	$(1.4)	$(7.4)

Non-GAAP net income (loss)	$0.6	$(0.9)

GAAP diluted net loss per share	$(0.02)	$(0.09)
Non-GAAP diluted net income (loss) per share	$0.01	$(0.01)
Weighted average number of common shares used to calculate
GAAP diluted net loss per share	81,737,000 (i)	79,634,000	(i)(ii)
Non-GAAP diluted net income (loss) per share	81,785,000	79,634,000	(i)(ii)

(i)	Restricted stock and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three months ended March 31, 2008.